Exhibit 10.1

FORM OF STOCK PURCHASE AGREEMENT

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

E-N-G MOBILE SYSTEMS, INC.

(PositiveID Corporation, Holdings ENG, LLC and E-N-G Mobile Systems, Inc.)

This Series A Convertible Preferred Stock Purchase Agreement (the “Agreement”) is entered into as of January 30, 2018 (“Effective Date”) by and among PositiveID Corporation, a Delaware corporation (“PositiveID”), Holdings ENG, LLC, a Florida limited liability company (“Purchaser”) and E-N-G Mobile Systems, Inc., a California corporation (the “Company”).

WHEREAS, the Purchaser purchased 299 shares of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred”) from PositiveID pursuant to a Stock Purchase Agreement by and among PositiveID, the Purchaser and the Company entered into as of June 12, 2017 (the “June Purchase Agreement”); and

WHEREAS, the Company has an urgent need of $200,000 to meet payroll obligations and to maintain liquidity over the next thirty days; and

WHEREAS, the Company has been unable to secure any alternative means of debt or equity financing; and

WHEREAS, the Company desires to issue and sell to the Purchaser six hundred and forty one (641) shares (the “Shares”) of the Series A Preferred for a purchase price of $312.01248 per share; and

WHEREAS, the Purchaser desires to purchase from the Company the Shares for an aggregate purchase price of Two Hundred Thousand Dollars ($200,000.00); and

WHEREAS, PositiveID has declined to exercise its right to purchase a pro rata portion of the Shares, and has (i) approved the issuance and sale of the Shares by the Company to the Purchaser and (ii) waived all preemptive rights, rights of first refusal or similar rights it may have with respect to Company’s purchase of the Shares; and

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Purchase and Sale of Shares; Purchase Price.

a. Purchase and Sale. The Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company, the Shares pursuant to the terms and conditions of this Agreement. The Shares shall have the rights, restrictions, privileges and preferences set forth in the Amended and Restated Articles of Incorporation on file with the California Secretary of State as of the date hereof.

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b. Purchase Price. The purchase price for the Shares shall be two hundred thousand dollars ($200,000.00) (the “Purchase Price”), payable at the Closing (as defined below).

2. The Closing.

The closing (the “Closing”) of the sale and purchase of the Shares under this Agreement shall take place at the offices of Saul Ewing LLP, 1919 Pennsylvania Avenue N.W., Suite 550, Washington, D.C. as soon as practicable after the Effective Date as mutually agreeable to the Company, the Purchaser and PositiveID, but in no event later than 1:00 p.m. on February 1, 2018. At the Closing, the Company shall deliver to the Purchaser a certificate registered to the Purchaser for the Shares, against payment to the Company of the Purchase Price, by wire transfer or other method acceptable to the Company. The date of the Closing is hereinafter referred to as the “Closing Date.” If at the Closing any of the conditions specified in Section 7 shall not have been fulfilled, the Purchaser shall, at its election, be relieved of all of its obligations under this Agreement without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

3. [Reserved].

4. Representations of Company.

PositiveID and Company, jointly and severally, represent and warrant to Purchaser as follows, as of the Effective Date:

a. Due Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of California, has all requisite power to own, operate and lease its properties, and has all necessary power and authority to enter into and carry out this Agreement according to its terms. Schedule 4.a. attached to the June Purchase Agreement and, if an update is required, Schedule 4.a. attached hereto together contain a complete and accurate list of each jurisdiction in which the Company is authorized or qualified to do business and the Company is in good standing in all such jurisdictions. The Company is not in violation of, in conflict with, or default under, any of its governing documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

b. Authorization; Validity. The execution, delivery and performance of this Agreement, the Note and other agreements required to be executed by the Company and/or PositiveID at or prior to Closing pursuant to Section 7 (“Ancillary Agreements”) have been duly authorized by all necessary action by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company. This Agreement and the Ancillary Agreements, assuming due authorization, execution and delivery by Purchaser and PositiveID, constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable remedies.

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c. Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy law is pending against Company.

d. Environmental. To the Knowledge of the Company, there has been no release of any hazardous substances in any way into, on or under the property owned by or rented by the Company (“Property”), nor has the Property been used any time by any Person as a landfill or for the storage, treatment or disposal of any type of waste including any hazardous substances. Schedule 4.d.i. attached to the June Purchase Agreement and, if an update is required, Schedule 4.d.i. attached hereto together set forth all information and documents, including without limitation, all environmental reports relating to the Property that are in such Company’s possession or control regarding the environmental, soil or surface or subsurface water condition of the Property. “Person” means a natural Person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Entity (as defined in Section 4.u.) or other entity, enterprise, authority or business organization. For purposes of this Agreement, “Knowledge,” shall mean the actual knowledge of the Persons listed in Schedule 4.d.ii attached to the June Purchase Agreement.

e. Taxes. All Tax Returns filed or required to be filed by the Company have been, or will be, timely filed after giving effect to any extensions. All such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by the Company that are due and payable have been paid, whether or not shown on any Tax Return. The unpaid Taxes of the Company through December 31, 2016, do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and all unpaid Taxes of the Company for all Tax periods commencing after December 31, 2016 arose in the ordinary course of business. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has withheld or collected all Taxes required by applicable law to have been withheld or collected by it and, to the extent required, paid over such Taxes to the appropriate governmental authorities, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party. To the Company’s Knowledge, there are no Liens for Taxes upon the assets of the Company other than Liens for current Taxes not yet due and payable. To Company’s Knowledge, there is no claim or dispute concerning any Tax liability of the Company claimed or raised by any governmental authority. There is no audit, examination or similar proceeding currently in progress or pending with respect to Taxes or Tax returns of the Company. There have been no periods for which the Tax Returns required to be filed by the Company have been examined by the Internal Revenue Service or other appropriate Taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return or Tax period of or applicable to the Company. There are no requests for rulings or determinations in respect of any Tax pending between the Company and any governmental authority. Neither the Company nor any affiliate of the Company has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the treasury regulations of the Internal Revenue Code, as amended. The Company has delivered or made available to Purchaser true, complete and correct copies of (i) all Tax Returns of the Company for all taxable periods for which the statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, audit reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. “Tax” (including with correlative meaning the terms “Taxes” and “taxable”) means all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and any related charges imposed by any governmental authority, including any Taxes with respect to which any individual, trust, corporation, partnership or any other entity is liable and as to which the Company or PositiveID is liable either as a transferee thereof or pursuant to any laws. There has been no fraud or intentional or willful misconduct by any Person in connection with the preparation and filing of any Tax Return. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated Tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

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f. Litigation. There is no existing litigation, proceeding or investigation pending, or to the Knowledge of the Company threatened in writing, against the Company that might affect or relate to the validity of this Agreement, or the operations of the Company, whether or not fully covered by insurance. The Company has not received notice of any pending or contemplated taking of the whole or any part of the Property or any other asset of the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other governmental authority, by arbitration or otherwise), against the Company or any of its assets.

g. Compliance with Laws. The Company is in compliance in all material respects with all laws, ordinances, rules, regulation or code, court order or order or agreement with any federal, state or local governmental body or agency (including, without limitation, any zoning, sign, environmental, labor, safety, health, price or wage control, law, ordinance, rule, regulation or order) applicable to the Company.

h. OFAC. The Company is not (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and (ii) an entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of the Company constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined). No Embargoed Person has any interest of any nature whatsoever in the Company (whether directly or indirectly). The term “Embargoed Person” means any Person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that any investment in the Company is prohibited by law or the Company is in violation of law.

i. Capitalization. The authorized capital stock of the Company consists of 2,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of which 241 shares are issued and outstanding, and 1,000 shares of Series A Preferred, of which 359 are issued and outstanding. The capitalization of the Company for the transactions contemplated under this Agreement is set forth in Schedule 4.i. attached hereto. The Shares have been duly authorized and upon payment of the Purchase Price by Purchaser, will be validly issued, fully paid and nonassessable. Other than the 241 shares of Common Stock and the 60 shares of Series A Preferred owned by PositiveID (“PositiveID Shares”), 299 shares of Series A Preferred owned by the Purchaser, and options granted to the Purchaser by PositiveID and the Company pursuant to the June Purchase Agreement, neither PositiveID nor any other Person owns any securities of the Company nor warrants nor options to purchase nor rights to subscribe for or otherwise acquire any securities of the Company or has any other interest in any securities of the Company. All of the Shares were offered, issued, sold and delivered by the Company in compliance with all applicable laws governing the issuance of securities. None of the Shares were issued in violation of any preemptive rights (including any preemptive rights set forth in the Company’s governing documents), rights of first refusal or similar rights. There are no outstanding or authorized stock appreciation, phantom stock, profit share or similar rights with respect to the Company. No Person has any claim, right or interest in or to any shares of capital stock or other securities (including any voting debt) of the Company. The Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

j. Governing Documents. The Articles of Incorporation attached hereto as Exhibit A and the Amended and Restated Bylaws attached hereto as Exhibit B (“Bylaws”) are the current and sole governing documents of the Company.

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k. Subsidiaries. The Company does not have any subsidiaries, and does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other similar transaction.

l. Complete Copies of Materials. The Company has delivered true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of each contract or other document that is referred to in the Schedules attached hereto.

m. Financial Statements. Attached hereto as Schedule 4.m. is a cash flow projection representing the best estimate by the Company’s management of projected cash flows, expenses and liabilities (the “Financial Statements”). The Financial Statements disclose all known liabilities of the Company as of the date of this Agreement. There has been no fraud or intentional or willful misconduct by any Person in connection with the recordation, maintenance or preparation of the Financial Statements or any other financial documents, record or information of the Company.

n. Liabilities and Obligations. The Company is not liable for or subject to any liabilities, other than (i) liabilities reflected on the Financial Statements and not previously paid or discharged, and (ii) liabilities that were incurred since the date of the Financial Statements in the ordinary course of business, consistent with past practice, which are not, individually or in the aggregate, material. All funds drawn from Company’s line of credit have been used for working capital, and that the Company has not declared any dividends or made any distributions since its acquisition by PositiveID.

o. Permits. The Company owns or holds all Permits necessary for the conduct of its business as currently conducted. Schedule 4.o. attached to the June Purchase Agreement and, if an update is required, Schedule 4.o. attached hereto together set forth a complete and accurate list of each Permit. The Permits are valid and subsisting, and, to the Knowledge of the Company, no governmental authority intends to modify, cancel, terminate or not renew any Permit. “Permits” means all permits, licenses, franchises, security clearances, consents, contractual rights, consents and other authorizations or approvals.

p. Material Contracts. Schedule 4.p. attached to the June Purchase Agreement and, if an update is required, Schedule 4.p. attached hereto together set forth a true, complete and correct list of the following contracts to which the Company is a party or by which the Company or any of its assets are bound:

i.	each contract, or group of related contracts that may give rise to liabilities exceeding $250,000 or revenues exceeding $500,000 or that are otherwise material to the Company.

ii.	each contract between, on the one hand, the Company, and on the other hand, (A) any current officer, director, stockholder or employee of the Company, (B) any affiliate of any such Person, or (C) any affiliate of the Company.

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iii.	each contract evidencing Company Indebtedness (as defined below).

iv.	each contract for the disposition of any material portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than purchases of inventory or services in the ordinary course of business, consistent with past practice).

v.	each contract for the cleanup, abatement or other actions in connection with any hazardous material, the remediation of any existing environmental liability, violation of any environmental law or relating to the performance of any environmental audit or study.

vi.	each contract concerning the establishment or operation of a partnership, joint venture or similar enterprise.

vii.	each contract for or related to the employment of any individual, or any consulting, retention bonus, indemnification or severance contract.

viii.	each contract that cannot be terminated by the Company on 30 days’ prior written notice to the other party, without the payment of any termination fee or penalty.

ix.	each lease for real property or personal property.

x.	any distributor, sales representative or similar agreement.

xi.	any agreement under which the Company is restricted from carrying on any business anywhere in the world.

Any and all contracts described by the foregoing clauses i. through ix., together with those listed on Schedule 4.p. to the June Purchase Agreement and, if an update is required, Schedule 4.o. attached hereto, are collectively referred to as the “Material Contracts.” Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company and, to Company’s Knowledge, each of the other parties thereto. Except for material breaches or defaults that have been cured and for which the breaching party has no liability, neither the Company nor, to Company’s Knowledge, any other party to any Material Contract, has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract in any material respect, and to the Company’s Knowledge, there exists no condition or event which, after notice or lapse of time, or both, would constitute any such breach, default, termination, revocation or acceleration. “Company Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (ii) any obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of the Company upon which interest charges are customarily paid, (iv) any obligations of the Company under conditional sale or other title retention agreements, (v) any obligations of the Company issued or assumed as the deferred purchase price for any property, service, covenant, settlement, release, waiver or other right (excluding obligations of the Company to creditors for goods and services incurred in the ordinary course of such Person’s business), (vi) any capitalized lease obligations of the Company, (vii) any deferred revenue obligations of the Company, (viii) any obligations of others secured by any Lien on property or assets owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (ix) the amount, if any, by which the aggregate liability of the Company under defined benefit pension plans or deferred compensation exceeds the aggregate value of plan assets held by such plans, (x) any obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (xi) any drawn letters of credit issued for the account of the Company, (xii) any obligations of the Company to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (xiii) any accrued and unpaid Taxes of the Company, (xiv) any guaranties or arrangements having the economic effect of a guaranty by the Company of any indebtedness of any other Person, and (xv) any accrued interest or penalties on any of the foregoing.

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q. Insurance. Schedule 4.q. attached to the June Purchase Agreement and, if an update is required, Schedule 4.q. attached hereto together set forth an accurate list of all insurance policies carried by the Company, the amounts and types of insurance coverage available thereunder and all insurance loss runs for the past three policy years. With respect to each such insurance policy: (i) such policy is in full force and effect and legal, valid, binding and enforceable in accordance with its terms; and (ii) the Company is not in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, after notice or lapse of time, or both, would constitute a breach or default or permit termination or modification, under such policy. All premiums payable under all such policies have been paid.

r. Labor Matters. The Company has complied in all material respects with all applicable laws related to employment and employment practices, terms and conditions of employment and wages and hours, including any such law related to employment discrimination, employee classification, workers’ compensation, family and medical leave, unfair labor practices and occupational safety and health requirements. Other than for wages earned in the ordinary course of business during the payroll period prior to the Closing, there exists no basis for the assessment of any unpaid wages or vacation with respect to any employees of the Company. All employees of the Company are citizens or permanent residents of the United States. All employees (other than those with Material Contracts listed under Schedule 4.p. attached to the June Purchase Agreement and, if an update is required, Schedule 4.p. attached hereto) are employed on an at-will basis. To the Company’s Knowledge, no employee of the Company has plans to terminate his or her employment relationship with the Company. All employees of the Company are engaged by the Company on a full time basis. The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

s. Books and Records. The Company has made and kept and given Purchaser access to its books and records that, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained books and records. All books and records are under the exclusive ownership and control of the Company. The Company’s minute books are correct and complete in all material respects.

t. Disclosure. This Agreement and all Exhibits, agreements, certificates or other documents furnished to the Purchaser pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate in all material respects. No statement herein or in the Schedules contains any untrue statement of a material fact, in light of the circumstances under which it was made, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

u. No Conflict. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their respective provisions by the Company will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”), (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, (iv) result in the imposition of any Lien upon any assets of the Company or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets, except where the violation, conflict, breach or default would not have a material and adverse effect on the Company. For purposes of this Agreement, “Liens” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

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v. Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Financial Statements, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any Lien other than those the material terms of which are described in the Financial Statements or in Schedule 4.v to the June Purchase Agreement and, if an update is required, Schedule 4.v. attached hereto.

w. Intellectual Property.

i.	The Company owns, free and clear of all Liens, or has the valid right to use, all Intellectual Property (as defined below in this Section 4.w.i.) used by it in its business as currently conducted or as currently proposed to be conducted. No other Person (including PositiveID, but excluding licensors of software that is generally commercially available and licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (d) below) has any rights to any of the Intellectual Property owned or used by the Company, and, to the Company’s Knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property that the Company owns. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

ii.	To the Company’s Knowledge, none of the activities or business conducted by the Company or proposed to be conducted by the Company infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other Person. The Company has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the Knowledge of the Company, there is no basis for any such complaint, claim or notice

iii.	Schedule 4.w.iii. attached to the June Purchase Agreement and, if an update is required, Schedule 4.w.iii. attached hereto together identify each (i) patent that has been issued or assigned to the Company with respect to any of its Intellectual Property, (ii) pending patent application that the Company has made with respect to any of its Intellectual Property, (iii) any copyright or trademark registration or application with respect to the Company’s Intellectual Property, and (iv) license or other agreements pursuant to which the Company has granted any rights to any third party with respect to any of its Intellectual Property.

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iv.	Schedule 4.w.iv. attached to the June Purchase Agreement and, if an update is required, Schedule 4.w.iv. attached hereto together identify each agreement with a third party pursuant to which the Company obtains rights to Intellectual Property material to the business of the Company (other than software that is generally commercially available) that is owned by a party other than the Company. Other than license fees for software that is generally commercially available, the Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Intellectual Property.

v.	The Company has taken reasonable precautions (i) to protect its rights in its Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property, and to the Company’s Knowledge, there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, stockholders and employees of the Company the result of which would be to materially compromise the rights of the Company to apply for or enforce appropriate legal protection of the Company’s Intellectual Property.

vi.	All of the Company’s Intellectual Property has been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company, all of whom have executed agreements expressly assigning all right, title and interest in such Intellectual Property to the Company. No portion of the Company’s Intellectual Property was jointly developed with any third party.

x. Customers. Schedule 4.x. attached to the June Purchase Agreement and, if an update is required, Schedule 4.x. attached hereto together set forth (i) the name of each of the top ten (10) customers (by dollar amount of purchases) during 2016 and 2017, and (ii) the approximate amount for which each such customer was invoiced during such period. The Company has not received any notice that, and neither has any Knowledge that, any top ten (10) customer (i) will cease to purchase or reduce its purchases, or (ii) has sought, or is seeking, to reduce the price it will pay for products, including in each case after the consummation of the transactions contemplated by this Agreement.

y. Suppliers; Raw Materials. Schedule 4.y. attached to the June Purchase Agreement and, if an update is required, Schedule 4.y. attached hereto together set forth (i) the name of each of the top ten (10) suppliers (by dollar amount of purchases) from which the Company purchased raw materials, supplies, merchandise and other goods and services during 2016 and 2017 (each, a “Material Supplier”), and (ii) the approximate amount for which each such Material Supplier invoiced the Company during such period. The Company has not received any notice that, and has no Knowledge that, there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any Material Supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Company, subject to general and customary price increases.

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z. Product Warranty. Schedule 4.z. attached to the June Purchase Agreement and, if an update is required, Schedule 4.z. attached hereto together set forth the Company’s current product warranty and the aggregate amounts incurred by the Company in fulfilling obligations with respect to returns and warranty claims since 2016. There are no outstanding obligations with respect to returns or warranty claims, other than those on Schedule 4.z. attached to the June Purchase Agreement and, if an update is required, Schedule 4.z. attached hereto. The Company is not aware of any reason to believe that amounts expensed in fulfilling obligations with respect to returns or warranty claims in respect of the product made by the Company will materially increase as a percentage of sales in future years.

aa. Absence of Changes. Since the date of the Financial Statements, there has not been: (i) any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse; (ii) any change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company; (iv) any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (v) any loans made by the Company to its employees, officers or directors other than business and travel expenses made in the ordinary course of business; (vi) any extraordinary increases in the compensation of any Company’s employees, officers or directors; (vii) any declaration or any payment of any dividend or other distribution of the assets of the Company; (viii) any issuance or a sale by the Company of any shares of its Common Stock or other securities; (ix) to the Company’s Knowledge, any other event or condition of any character that has materially and adversely affected the Company’s business or properties; or (x) any agreement or commitment by the Company to do any of the things described in this Section 4(aa).

bb. Anti-Corruption. The Company has not and none of the Company’s respective officers, directors, employees, agents or other individuals or entities acting for or on behalf of the Company has (i) used any funds for contributions, gifts, entertainment, or other payments related to political activity or (ii) made any payment to any government official, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any similar law, rule or regulation.

5. Representations of PositiveID.

PositiveID represents and warrants to Purchaser as follows, as of the Effective Date:

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a. Due Organization. PositiveID is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all necessary power and authority to enter into and carry out this Agreement according to its terms. PositiveID is not in violation of, in conflict with, or default under, any of its governing documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

b. Authorization; Validity. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action by PositiveID, and the consummation by PositiveID of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. Lyle Probst and William Caragol collectively own in excess of percent (65%) of PositiveID’s voting stock, and if there was a stockholder consent required for the transactions contemplated by the Agreement, Mr. Probst and Mr. Caragol would have the requisite vote required to approve such tranactions. The Agreement and the Ancillary Agreements will not violate any term of any of PositiveID’s governing documents or any other agreement, judicial decree, statute or regulation to which PositiveID is a party or by which PositiveID or any of its assets may be bound or affected. This Agreement and the Ancillary Agreements have been duly executed and delivered by PositiveID. This Agreement, assuming due authorization, execution and delivery by the Company and Purchaser, constitutes the valid and binding obligations of PositiveID, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable remedies. PositiveID (i) approves the issuance and sale of the Shares by the Company to the Purchaser and (ii) waives all preemptive rights, rights of first refusal or similar rights it may have with respect to Company’s purchase of the Shares.

c. Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy law is pending against PositiveID.

d. Title. There are no voting agreements or voting trusts with respect to any of the Shares. At the Closing, Purchaser will receive marketable, insurable and good title to the Shares, free and clear of all Liens.

e. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of PositiveID or the Company.

f. Restrictions. There are no options to purchase nor rights to otherwise acquire the Shares, other than with respect to the Purchaser. No Person has any claim, right or interest in or to any shares. No Person is a party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to the Shares.

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6. Representations of the Purchaser.

The Purchaser represents and warrants to the Company as follows as of the Effective Date and as of Closing:

a. Investment. The Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Purchaser acknowledges that the Shares, and the shares of Common Stock into which the Shares may be converted, are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

b. Authority; Validity. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. The Agreement and the Ancillary Agreements will not violate any term of any of the Purchaser’s governing documents or any other agreement, judicial decree, statute or regulation to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound or affected. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser. This Agreement, assuming due authorization, execution and delivery by PositiveID and Company, constitutes the valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable remedies.

c. Experience. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement, and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Purchaser any and all written information that it has requested and have answered to the Purchaser’s satisfaction all inquiries made by the Purchaser; and the Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof.

d. Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and to satisfy all other costs and expenses of Purchaser and to consummate the transactions contemplated by this Agreement.

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e. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

f. Non-Reliance. Purchaser further acknowledges and agrees that any estimates, budgets relating to future periods, projections, forecasts or other predictions that may have been provided to Purchaser or any of their respective representatives by or on behalf of PositiveID or the Company any of their respective representatives are not representations or warranties of PositiveID or the Company or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions.

g. Due Diligence. Purchaser acknowledges that it has had access to the properties and operations of the Company and has had the opportunity to meet with and ask questions of Company’s management to discuss the business, assets, liabilities, financial condition, cash flow and operations of the Company. Purchaser acknowledges that it has made its own independent examination, investigation, analysis and evaluation of the Company, including Purchaser’s own estimate of the value of the business of the Company. Purchaser acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books and records and contracts of the Company) as it deems adequate, including that described above. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations, warranties or statements of the Company or PositiveID, whether written or oral, or their respective representatives, except the representations and warranties of the Company and PositiveID set forth in this Agreement and the other Ancillary Agreements. Purchaser been permitted by PositiveID to conduct environmental due diligence of the Company.

7. Purchaser’s Conditions to Closing.

The obligations of the Purchaser to purchase Shares at the Closing is subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions to the satisfaction of the Purchaser on or before the Closing:

a. Accuracy of Representations and Warranties. Each representation and warranty of the Company and PositiveID shall be true in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

b. Performance. The Company and PositiveID shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

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c. Promissory Note. PositiveID shall have executed a promissory note in favor of the Company in the principal amount of $54,000 bearing simple interest at 3% (the “Note”). The principal and accrued but unpaid interest on the Note shall be due and payable on December 31, 2019. In the event of any sale by PositiveID of any shares held by PositiveID in the Company, the maturity date of the Note shall be accelerated and all proceeds from such sale to be applied to the outstanding unpaid principal and interest on the Note. The Note shall have other terms and conditions as may be mutually and reasonably agreed upon by PositiveID and the Purchaser.

d. Good Standing Certificate. The Company shall have delivered to the Purchaser a certificate, as of the most recent practicable date, as to the corporate good standing of the Company issued by the Secretary of State of the State of California.

e. PositiveID Board Consent. A Unanimous Written Consent of the board of directors of PositiveID dated prior to Closing shall have been delivered to Purchaser with resolutions authorizing and directing PositiveID to (i) approve the issuance and sale of the Shares by the Company to the Purchaser and (ii) waive all preemptive rights, rights of first refusal or similar rights PositiveID may have with respect to Company’s purchase of the Shares

f. Company Board Consent. A Unanimous Written Consent of the board of directors (“Board”) of the Company dated prior to Closing shall have been delivered to Purchaser with resolutions authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements, the issuance of the Shares, and the transactions contemplated hereby and thereby:

8. The Company’s Conditions for Closing.

The obligations of the Company to sell Shares at Closing is subject to fulfillment, or the waiver by the Company, of each of the following conditions to the satisfaction of the Company on or before the Closing:

a. Accuracy of Representations and Warranties. The representations and warranties of the Purchaser shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

b. Performance. The Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Purchaser prior to or at the Closing.

c. Good Standing Certificate. Purchaser shall have delivered to PositiveID a certificate, as of the most recent practicable date, as to the corporate good standing of Purchaser issued by the Secretary of State of the State of Florida.

d. Payment of Purchase Price. Purchaser shall have paid the Purchase Price to the Company.

e. Purchaser Consent Pre-Closing. A Consent by the Members of the Purchaser dated prior to Closing authorizing and approving the Agreement and the transactions contemplated thereby shall have been delivered to the Company.

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9. Indemnification.

a. PositiveID’s Indemnification Obligation. PositiveID covenants and agrees to indemnify, defend and hold harmless the Purchaser and its officers, directors, control Persons, representatives, executors, assigns, successors and affiliates (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all losses, damages, liabilities, claims, costs, expenses (including reasonable legal fees) (“Losses”); provided, however, that “Losses” will not include special, exemplary, treble, unforeseeable consequential, or punitive damages, suffered, sustained, incurred or paid by any Purchaser Indemnified Party resulting from or arising out of, directly or indirectly:

i.	Any misrepresentation, breach or inaccuracy of any representation or warranty of the Company or PositiveID set forth in this Agreement or any Schedule, or the Ancillary Agreements delivered by or on behalf of the Company or any PositiveID in connection herewith.

ii.	Any breach of any covenant or agreement on the part of the Company or PositiveID set forth in this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of the Company or PositiveID in connection herewith.

b. Purchaser’s Indemnification Obligation. The Purchaser covenants and agrees to indemnify, defend and hold harmless PositiveID and its officers, directors, control Persons, employees, stockholders, representatives, executors, assigns, successors and affiliates (collectively, the “PositiveID Indemnified Parties”) from, against and in respect of all Losses suffered, sustained, incurred or paid by any PositiveID Indemnified Party resulting from or arising solely out of, directly or indirectly:

i.	Any misrepresentation, breach or inaccuracy of any representation or warranty of the Purchaser set forth in this Agreement or any agreement, certificate or other document delivered by or on behalf of the Purchaser in connection herewith.

ii.	Any breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement or any agreement, certificate or other document delivered by or on behalf of the Purchaser in connection herewith.

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c. Limitations.

i.	If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of this Agreement or any Schedule, agreement, certificate or other document delivered in connection herewith, the party asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, but shall only be entitled to recover or be indemnified with respect to its actual Losses suffered or incurred notwithstanding the number of sections of this Agreement pursuant to which it assets its claim.

ii.	Notwithstanding the above, the amount of any indemnification under this Agreement shall be reduced by the amount of any insurance proceeds payable or Tax benefits allowable as a result any Losses.

iii.	Notwithstanding anything herein to the contrary, any Claims (as defined below) with respect to which there is a finding or judgment of fraud, intentional misrepresentation or willful misconduct shall not be subject to the limitations under this Section 9.

iv.	Except for remedies of specific performance, injunction and other equitable relief and except to the extent claims INVOLVE fraud, intentional misrepresentation or willful misconduct, THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTIES IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT SHALL BE AS SET FORTH IN THIS SECTION 9.

v.	Neither party will be liable to the other party’s Indemnified Parties for indemnification under Section 9.a. or Section 9.b. until the aggregate amount of all Losses in respect of indemnification under Section 9.a. exceeds $10,000 (the “Basket”), in which event such party will be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which either party will be liable pursuant to Section 9.a. or Section 9.b. will not exceed the Purchase Price.

vi.	Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or the Disclosure Schedules attached to this Agreement, or any other document executed in connection with this Agreement or otherwise.

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d. Survival and Expiration of Representations, Warranties and Covenants.

The representations and warranties of Purchaser, PositiveID and Company (whether set forth in this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of Purchaser, PositiveID or Company in connection herewith) shall survive the Closing and shall expire on the sixth (6th) month anniversary hereof.

e. Indemnification Procedures. Except as otherwise specifically addressed in this Agreement, all claims for indemnification under this Section 9 (“Claims”) shall be asserted and resolved as follows:

i.	In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Section 9.a. or 9.b. hereof (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”).

ii.	If within thirty (30) days after receiving such Claim Notice, the Indemnifying Party gives written notice to the Indemnified Party acknowledging its obligation to indemnify and stating that it intends to defend against such claim or Losses at its own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed) and the sole power to direct and control such defense, shall be by the Indemnifying Party. In any such defense, the Indemnifying Party will consult with the Indemnified Party in connection with the Indemnifying Party’s defense, as reasonably requested by the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any indemnifiable claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). For the avoidance of doubt, “indemnifiable claim” as used in this subsection means that the Indemnifying Party is required to provide indemnification against such claim or Losses under the terms of this Section 9.

iii.	If the Indemnify Party does not notify the Indemnified Party within thirty (30) days after receiving such Claim Notice, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

iv.	If the Indemnifying Party provides notice within thirty (30) days after receiving such Claim Notice that it disputes its responsibility for the Claim, the parties shall attempt in good faith for ten (10) business days to agree upon the rights of the respective parties with respect to such Claim, and if such parties shall not agree, each Indemnified Party shall be entitled to initiate proceedings and seek remedies as may be permitted.

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f. Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law, rule or regulation.

g. Mitigation. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification under Section 9, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with the foregoing obligation.

h. Right to Set-Off. Purchaser shall have a right of set-off for any Losses under Section 9 against any payments to be made by Purchaser to PositiveID pursuant to this Agreement or any other agreement among any of the parties or their respective affiliates.

10. [Reserved].

11. Miscellaneous.

a. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement, and the rights and obligations of the Purchaser hereunder, may be assigned in whole or in part, by the Purchaser to an affiliate of Purchaser upon the prior written consent of PositiveID. The PositiveID may not assign its rights or obligations under this Agreement.

b. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

c. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser and PositiveID, respectively, shall be entitled to specific performance of the agreements and obligations of the other party or the Company as to the Purchaser and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

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d. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (without reference to the conflicts of law provisions thereof). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Palm Beach County, Florida. EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUES, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.

e. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

E-N-G Mobile Systems, Inc.

2245 Via De Mercados

Concord, California 94520

Attn: Lyle Probst

If to Purchaser:

Holdings ENG, LLC

12001 Glen Road

Potomac, MD 20854

Attn: Manager

If to PositiveID:

PositiveID Corporation

1690 South Congress Avenue, Suite 201

Delray Beach, Florida 33445

Attn: William J. Caragol

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

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f. Complete Agreement. This Agreement (including its Exhibits) and the Ancillary Agreements constitute the entire agreement and understanding of the parties hereto with respect to the purchase of the Shares and supersedes all prior agreements and understandings relating to such subject matter.

g. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended with the written consent of the Purchaser, PositiveID and Company. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. No waivers of any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

h. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

i. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by portable document format or facsimile signatures.

j. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

k. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

l. Public Announcements. No party shall issue any public report, statement or press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of, the other parties except as may be required by law, in which case the parties shall reasonably cooperate as to the timing and content of such report, statement or press release.

m. Expenses. Except as otherwise expressly set forth herein, the parties shall pay their respective expenses of the transactions herein contemplated.

[Remainder of Page Intentionally Left Blank]

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Executed as of the date first written above.

E-N-G MOBILE SYSTEMS, INC.

By:
Name:
Title:

HOLDINGS ENG, LLC

By:
Name:
Title:

POSITIVEID CORPORATION

By:
Name:
Title:

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Exhibit A

Amended and Restated Articles

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Exhibit B

Amended and Restated Bylaws

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Schedule 4.i.

Capitalization

Prior to the Closing:

	Common	Series A	Series A Percentage Interest	Total Percentage Interest
Holdings ENG		299	83.29%	49.83%
PositiveID	241	60	16.71%	50.17%

Total	241	359

After the Closing:

	Common	Series A	Series A Percentage Interest	Total Percentage Interest
Holdings ENG		940	94.00%	75.75%
PositiveID	241	60	6.00%	24.25%

Total	241	1,000

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Schedule 4.m.

Cash Flow Projections

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